UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2020

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	81-0422894
(State or other jurisdiction of incorporation)	(IRS Employer
Identification No.)
001-11693
(Commission File Number)

6601 Bermuda Road, Las Vegas, NV 89119
(Address of registrant’s principal executive office)

(702) 897-7150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	SGMS	The NASDAQ Stock Market
Preferred Stock Purchase Rights	SGMS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐   Emerging growth company

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Scientific Games Corporation Change in Control Protection Plan

On August 25, 2020, Scientific Games Corporation (the “Company”) adopted the Scientific Games Corporation Change in Control Protection Plan (the “CIC Plan”) covering the following executive officers of the Company:  Barry L. Cottle, President and Chief Executive Officer, Michael C. Eklund, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, Patrick J. McHugh, Executive Vice President and Group Chief Executive, Lottery, Matthew Wilson, Executive Vice President and Group Chief Executive, Gaming, James Sottile, Executive Vice President and Chief Legal Officer, and Michael F. Winterscheidt, Senior Vice President and Chief Accounting Officer (collectively, the “executives”).

The CIC Plan provides that in the event an executive’s employment is terminated by the Company within 18 months following a change in control without cause or by the executive for good reason (each as defined in the CIC Plan), the executive would be entitled to cash severance payments equal to the sum of his base salary and severance bonus amount, multiplied by two in the case of Messrs. Cottle and Wilson and one and a half in the case of the other executives.  An executive’s severance bonus amount is equal to the highest annual incentive compensation paid to him in respect of the two most recent fiscal years but not more than his target bonus for the then-current fiscal year, except that, if the executive’s employment agreement would provide for a greater bonus amount for severance purposes, then his severance bonus amount shall be equal to such greater amount.  Upon such a termination, executives would also receive a pro rated bonus for the year of termination, based on actual performance, continued medical coverage for the length of the severance period and accelerated vesting of all equity awards granted by the Company or SciPlay Corporation (“SciPlay”), with the level of achievement of any performance-based vesting criteria determined by the Compensation Committee of the Board of Directors of the Company or SciPlay, as applicable.  For purposes of the CIC Plan, “change in control” is generally defined as a third-party, excluding MacAndrews & Forbes Incorporated and its affiliates, acquiring at least 30% of the Company’s common stock.

The foregoing payments and benefits are conditioned on the executive’s execution and non-revocation of a release of claims in favor of the Company and continuing compliance with any applicable restrictive covenants, including confidentiality, non-competition and non-solicitation covenants.  The CIC Plan also contains a “best net cutback” provision in the event any payments or benefits to an executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

The foregoing summary of the CIC Plan is a general description only and is qualified in its entirety by reference to the full text of the CIC Plan, which is filed as Exhibit 10.1 to this Current Report, and is incorporated herein by reference.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.1	Scientific Games Corporation Change in Control Protection Plan, adopted as of August 25, 2020.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: August 25, 2020	By:	/s/ Michael C. Eklund
		Name:	Michael C. Eklund
		Title:	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary